Exhibit 2.2

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this “Agreement”) is entered into on  the 29th day of January, 2010 by and between Lodestar Mining, Incorporated (the “Company”), a Delaware corporation with an office at 400 Steeprock Drive, Toronto, Ontario, Canada M3J2X1, and Ian McKinnon (the “Selling Stockholder”), who is an officer, director and stockholder of the Company (the “Selling Stockholder,” and together with the Company, the “Parties”).

WHEREAS, the Selling Stockholder desires to sell and the Company desires to purchase all of the Selling Stockholder’s 15,150,000 shares of the Company’s common stock, par value $.000001 per share (the “Shares”);

NOW, THEREFORE, for good and valuable consideration, the Parties, intending to be legally bound hereby, agree as follows:

1. Sale and Acquisition of the Shares.  In accordance with the terms and subject to the conditions of this Agreement, at the Closing (as hereinafter defined), the Selling Stockholder shall sell, transfer and deliver unto the Company, and the Company shall purchase from the Selling Stockholder, the Shares.  The Shares shall be sold to the Company free and clear of any liens, title claims, encumbrances or security interests of any kind.  The certificate or certificates representing the Shares will be delivered to the Company, together with a duly executed stock power authorizing the transfer of the Shares to the Company, at the Closing.

2. Purchase Price and Manner of Payment.  The aggregate purchase price (the “Purchase Price”) for the Shares is $250,000.  At the Closing, the Company shall pay to the Selling Stockholder the Purchase Price by wire transfer or check.

3. Date of Closing.  The closing of the sale contemplated by this Agreement shall take place on January 29, 2010, or on such other date as may be agreed to by the Parties (the “Closing”).

4. Representations of the Parties.

a. Selling Stockholder’s Representations.  The Selling Stockholder represents and warrants to the Company as of the date hereof and at the Closing that:

(1) The Selling Stockholder has the full power and authority to enter into and perform this Agreement.  This Agreement is a valid and binding obligation of the Selling Stockholder enforceable against the Selling Stockholder in accordance with its terms.

(2) The Selling Stockholder has good and marketable title to the Shares, free and clear of any liens, title claims, encumbrances and security interests of any kind.  No unreleased mortgage, trust deed, chattel mortgage, security agreement, financing statement or other instrument encumbering the Shares has been recorded, filed, executed or delivered.

(3) There are no outstanding assignments, grants, licenses, obligations or agreements, either written, oral or implied, materially inconsistent with this Agreement.

b. The Company’s  Representations.  The Company represents and warrants to the Selling Stockholder as of the date hereof and at the Closing that it has the full power and authority to enter into and perform this Agreement.

5. Miscellaneous.

a. Assignment.  Neither Party shall have a right to assign this Agreement without the prior written consent of the other Party. This Agreement shall inure to the benefit of and be binding upon the Parties, and their successors and permitted assigns. This Agreement is intended to confer rights, remedies, obligations and liabilities on the Parties only.

b. Amendment.  This Agreement shall not be modified, amended or supplemented except pursuant to an instrument in writing executed and delivered on behalf of each of the Parties.

c. Cooperation.  Following the Closing, the Company and the Selling Stockholder shall each deliver or cause to be delivered to the other, at such other times and places as shall be reasonably agreed to, such additional instruments as the other may reasonably request for the purpose of carrying out this Agreement.

d. Interpretation.  The headings contained in this Agreement are for convenience of reference only and shall not affect the meaning or interpretation of this Agreement. This Agreement is the product of negotiations between the Parties. In construing the terms hereof, no presumption shall operate in either Party’s favor as a result of his or its role in drafting the terms or provisions hereof.

e. Reformation and Severability.  In case any provision of this Agreement shall be invalid, illegal or unenforceable, it shall, to the extent possible, be modified in such a manner as to be valid, legal and enforceable but so as to most nearly retain the intent of the Parties, and if such modification is not possible, such provision shall be severed from this Agreement, and in either case the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

f. Entire Agreement.  This Agreement embodies the entire agreement and understanding between the Parties with respect to the subject matter hereof and supersedes all prior agreements, commitments, arrangements, negotiations or understandings, whether oral or written, between, the Parties.  There are no agreements, covenants or undertakings with respect to the subject matter of this Agreement other than those expressly set forth or referred to herein and no representations or warranties of any kind or nature whatsoever, express or implied, are made or shall be deemed to be made herein by the Parties hereto, except those expressly made in this Agreement.

g. Governing law and Forum Selection.  This Agreement shall be governed by the laws of the State of New Jersey without regard to any choice of law rules. All disputes hereunder shall be adjudicated in the federal or state courts situated in the State of New Jersey.

h. Counterparts.  This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument.

[Signatures on the following page.]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

COMPANY:
LODESTAR MINING, INCORPORATED

By: /s/ Becky McKinnon
Name: Becky McKinnon
Title: Secretary

SELLING STOCKHOLDER:

/s/ Ian McKinnon
Ian McKinnon

Signature Page to Stock Purchase Agreement